U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Names and Address of Reporting Person*

   Souleles, Dean
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   (Last)                (First)                 (Middle)

                           c/o QuadraMed Corporation
                                    22 Pelican Way
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                                    (Street)

   San Rafael            CA                      94901
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   (City)                (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   QuadraMed Corporation - QMDC
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Year

   03/2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |_|   10% Owner
   |X|   Officer (give title below)           |_|   Other (specify below)

                            Chief Technology Officer
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7. Individual or Joint/Group Filing (Check Applicable Line)

    |X|  Form filed by One Reporting Person
    |_|  Form filed by More than One Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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            TABLE 1 -- Non-Derivative Securities Beneficially Owned
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
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                                                                                                    6.
                                                     4.                              5.             Owner-
                                                     Securities Acquired (A) or      Amount of      ship
                                       3.            Disposed of (D)                 Securities     Form:     7.
                                       Transaction   (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                          2.           Code          ----------------------------    Owned at End   (D) or    Indirect
1.                        Transaction  (Instr. 8)               (A)                  of Month       Indirect  Beneficial
Title of Security         Date         ------------  Amount      or     Price        (Instr. 3      (I)       Ownership
(Instr. 3)                (mm/dd/yy)   Code     V               (D)                  and 4)         (Instr.4) (Instr. 4)
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
Common Stock              03/05/02     M             5,000      A       2.047                       D
Common Stock              03/05/02     S             5,000      D       9.45
Common Stock              03/06/02     M             10,000     A       2.047
Common Stock              03/06/02     S             10,000     D       9.45         75,000         D
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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
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                                                                                                          9.         10.
                                                                                                          Number     Owner-
                                                                                                          of         ship
                    2.                                                                                    Deriv-     Form of
                    Conver-                    5.                              7.                         ative      Deriv-  11.
                    sion                       Number of                       Title and Amount           Secur-     ative   Nature
                    or                         Derivative    6.                of Underlying     8.       ities      Secur-  of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-      ity:    In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially   Direct  direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned      (D) or  Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)           Amount   ative    at End     In-     ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------           or       Secur-   of         direct  Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-           Number   ity      Month      (I)     ship
Security            Secur-   Day/     ------   ------------  Exer-    tion              of       (Instr.  (Instr.    (Instr. (Instr.
(Instr. 3)          ity      Year)    Code V   (A)   (D)     cisable  Date     Title    Shares   5)       4)         4)      4)
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
Employee Stock      2.047    03/05/02 M               5,000  08/16/01 (2)      Common   10,000
Option (Right to                                             (1)               Stock
Buy)
Employee Stock      2.047    03/06/02 M               10,000 08/16/01          Common   10,000
Option (Right to                                                               Stock
Buy)
Employee Stock      8.87     02/19/02 A   V    30,000        02/19/03 (4)      Common   10,000            105,000    D
Option (Right to                                             (3)               Stock
Buy)
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

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(1)     The option became exercisable as to 20,000 shares on August 16, 2001, and the remaining 60,000 shares become exercisable in 36 equal monthly installments thereafter.

(2) The option expires August 16, 2010, subject to earlier cancellation in accordance with its terms.

(3) The option shares will become exercisable as to 7,500 shares on February 10, 2003, and the remaining 22,500 shares will become exercisable in 36 equal monthly installemtns thereafter.

(4) The option will expire on February 19, 2012, subject to earlier cancellation in accordance with its terms.


Explanation of Responses:




Date: 04/08/2002                      /s/ Dean A. Souleles
                                      ------------------------------------------
                                      Name:  Dean A. Souleles


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.